FIRST AMENDMENT TO PURCHASE AGREEMENT

This First Amendment to Purchase Agreement (the “Amendment”), dated as of June 11, 2019, is entered into by and between RealNetworks Digital Music of California, Inc., a California corporation (“Buyer”) and Rhapsody Applebee, LLC, a Delaware limited liability company (“Seller”).
RECITALS
A.Seller and Buyer are parties to the certain Purchase Agreement dated as of January 18, 2019 (the “Agreement”).
B.The parties wish to amend the Agreement to reflect certain respects.
NOW, THEREFORE, the parties agree as follows:
1.Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meanings given in the Agreement.
2.Amendment. Section 1.03(a)(ii) and (iii) of the Agreement are amended and restated as follows:
(ii)    $800,000 to be paid upon the earlier of (x) 5 days after receipt by Buyer of the Payment Authorization, (y) 90th day after the effective date of this Amendment, or (z) upon instruction by Seller that the funds should be remitted into a Blocked Account. “Payment Authorization” means written authorization or approval by OFAC allowing Buyer to make the $800,000 payment directly to CN Manager and not to a Blocked Account. If Buyer shall timely receive the Payment Authorization, Buyer shall make the $800,000 payment directly to CN Manager. Otherwise the payment shall be made to a Blocked Account;
(iii)    On each anniversary of the Closing, the lesser of $2,800,000 or the remaining unpaid Tranche 1 Purchase Price divided by the number of years remaining between each anniversary and the fifth anniversary of the Closing until the Tranche 1 Purchase Price has been paid in full; provided, that, any remaining unpaid portion of the Tranche 1 Purchase Price shall be paid in full no later than the fifth anniversary of the Closing. No interest shall be due with respect to any portion of the Tranche 1 Purchase Price; and
2.Effect. Except as set forth herein, the Agreement remains in full force and effect as originally set forth.
3.Counterparts. This Amendment may be executed in counterparts, all such executed counterparts shall constitute the same agreement, and the signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

RHAPSODY APPLEBEE, LLC
By: /s/ Andrew Intrater Name: Andrew Intrater Title: Authorized Person
REALNETWORKS DIGITAL MUSIC OF CALIFORNIA, INC.
By: /s/ Michael M. Parham Name: Michael M. Parham Title: CEO